Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference into the Prospectus constituting a part of this Post-Effective Amendment to the Registration Statement on Form S-1 (File No. 333-281113) on Form S-3, of our report dated March 6, 2025, related to the consolidated financial statements of Serve Robotics Inc. as of and for the years ended December 31, 2024 and 2023, included in its Annual Report on Form 10-K for the year ended December 31, 2024, as amended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ dbbmckennon

Newport Beach, California
April 4, 2025